EXHIBIT 10.2
SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Second Amendment (the “Amendment”) is entered into as of November 1, 2006 (the “Effective Date”) as an amendment to the Amended and Restated Employment Agreement entered into by and between Tesoro Corporation (the “Company”) and Bruce A. Smith (the “Executive”) as of December 3, 2003, as previously amended by the First Amendment thereof (the “Employment Agreement”),
WITNESSETH:
     WHEREAS, the Company and Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and Executive wish to amend the Employment Agreement by entering into this Amendment;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, including but not limited to Executive’s employment and the payments and benefits described herein, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
     1. Section 2 of the Agreement is hereby amended by deleting the first sentence thereof and substituting the following in its stead:
The term of this Agreement shall begin on the Effective Date and end on December 31, 2010.
     2. Section 4 of the Agreement is hereby amended by substituting the following for the first sentence of subsection (a) thereof:
During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate of $1,200,000 less applicable taxes, or such higher rate as may be determined from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).

     3. Section 4 of the Agreement is hereby amended by deleting subsection (b) and substituting the following in its place:
ANNUAL BONUS. In addition to the Annual Base Salary, during the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company. The Executive’s target annual bonus will be equal to 100%, or such higher rate as may be determined from time to time by the Compensation Committee, of his Base Salary as in effect for such year (the “Target Bonus”), and his actual annual bonus may range from 0% to 250%, or such higher maximum percentage of his Base Salary for such year as may be determined by the Compensation Committee, (the “Maximum Bonus”) and will be determined based upon achievement of performance goals established by the Compensation Committee pursuant to such plan.
     4. Section 4 of the Agreement is hereby amended by deleting subsection (f) thereof and substituting the following in its stead:
SUPPLEMENTAL ANNUAL RETIREMENT BENEFIT. Subject to the following sentence, Executive shall be entitled to participate in the Company’s Amended and Restated Executive Security Plan as currently in effect or as amended hereafter, but excluding any such amendment which would reduce Executive’s benefits thereunder, and shall receive a benefit upon his termination of employment for any reason in an amount determined under such plan and payable in the form of a life annuity with a 50% right of survivorship payable to his current spouse, Gail H. Smith if she survives Executive; provided, however, that if such termination (i) is a termination by the Company other than for Cause, (ii) is a termination by Executive for Good Reason or (iii) occurs after a Change in Control (as defined in Section 7(c) below), such benefit shall be calculated as if Executive had 20 years of “Service” under such plan. In the event that Executive voluntarily terminates employment without Good Reason prior to the earlier of December 31, 2010 or the date of a Change in Control, Executive shall not be entitled to a benefit under the Company’s Amended and Restated Executive Security Plan, but shall be entitled to the supplemental annual retirement benefit payable by the Company set forth below (the “Supplemental Annual Retirement Benefit”). The first applicable Supplemental Annual Retirement Benefit shall become payable upon the termination of Executive’s employment with the Company, and such Supplemental Annual Retirement Benefit shall be payable each year to Executive through the remainder of his life in quarterly calendar installments (with a prorated initial installment if necessary), with a 50% right of survivorship to his current spouse, Gail H. Smith if she survives him. The Supplemental Annual Retirement Benefit shall be (with proration between specified dates based on the number of three-month periods in which he was employed compared to 4):

2

Date of Employment Termination	Supplemental Annual Retirement Benefit
On or after December 3, 2008 and before December 31, 2010	$700,000
On or after December 3, 2007 and before December 3, 2008	$500,000
On or after December 3, 2006 and before December 3, 2007	$300,000
Before December 3, 2006	$200,000
     5. Section 6(e)(vi) of the Agreement is hereby amended by adding the following sentence after the first sentence thereof:
Notwithstanding the foregoing, Executive shall immediately vest in any restricted stock award to the extent that such award becomes taxable to Executive after the termination of his employment under this Section 6(e) and prior to the date such awards would otherwise vest in accordance with this Section.
     6. Section 7 of the Agreement is hereby amended by deleting that portion of subsection (a) preceding clause (i) thereof and substituting the following in its stead:
(a) PAYMENTS FOLLOWING A CHANGE IN CONTROL. In the event a “Change in Control” occurs and either (i) the Executive elects, at any time following the one-year period after such Change in Control, and before the end of the second year after such Change in Control, to terminate employment for any reason; or (ii) Executive’s employment is terminated within two years following such Change in Control by the Company for any reason other than Cause, or by Executive for Good Reason, the Company shall pay the following amounts to Executive:
     7. Section 7 of the Agreement is hereby amended by deleting paragraph 7(a)(i) thereof and substituting the following in its stead:
(i) An amount equal to three times the sum of (x) Executive’s Base Salary as in effect immediately prior to his termination of employment (his “Current Salary”) plus (y) his Current Salary multiplied by the greater of his Target Bonus percentage for the year in which his employment terminates or the average of the actual bonus percentages earned for the Bonuses paid or payable for the three years ending on the last day of the year prior to the year in which his employment terminates. Such amount shall be payable in a lump sum six (6) months following termination of employment. If the Executive’s employment with the company is terminated for any reason other than Cause on or after the date of the Change in Control, then (A) the amount provided in this Section 7(a)(i) shall be in lieu of any amounts otherwise due to the Executive under Section 6(e)(iii), and (B) benefits shall be continued for the period provided in Section 6(e)(iv), or for three years following the Change in Control, whichever provides the longer continuation period.
8. Section 7 of the Agreement is hereby amended by deleting subsection (d) thereof.
9. All references in the Employment Agreement to “Tesoro Petroleum Corporation” shall be changed to “Tesoro Corporation.”

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TESORO CORPORATION

Date: November 1, 2006	/s/ STEVEN H. GRAPSTEIN
By: Steven H. Grapstein
Title: Lead Director, Chairman Audit Committee

/s/ A. MAURICE MYERS
By: A. Maurice Myers, Chairman
Compensation Committee

/s/ WILLIAM J. JOHNSON
By: William J. Johnson, Chairman
Governance Committee

Date: November 1, 2006
/s/ BRUCE A. SMITH

Bruce A. Smith, Executive